As filed with the Securities and Exchange Commission on February 21, 2019

Registration No. 033-60983

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 033-60983

UNDER

THE SECURITIES ACT OF 1933

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

(Exact name of registrant as specified in its charter)

Indiana	35-0672570
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One Vectren Square Evansville, Indiana	47708
(Address of Principal Executive Offices)	(Zip Code)

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY 1994 STOCK OPTION PLAN

(Full title of the plan)

Dana C. O’Brien

Vice President and Assistant Secretary

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement (No. 033-60983) on Form S-8 (the “Registration Statement”) filed by Southern Indiana Gas and Electric Company, an Indiana corporation (the “Company”), with the Securities and Exchange Commission on July 12, 1995, pertaining to the registration of 153,666 shares of common stock, without par value, of the Company (“Common Stock”) and rights to purchase No Par Preferred Stock, Series 1986, of the Company (“Rights”) under the Southern Indiana Gas and Electric Company 1994 Stock Option Plan (the “1994 Stock Plan”) (note that the share number does not take into account corporate actions, such as stock splits, taken in the interim).

Subsequent to the filing of the Registration Statement by the Company, the following corporate events occurred (“Corporate Events”). Effective January 1, 1996, the Company became a wholly owned subsidiary of SIGCORP, Inc. (“SIGCORP”), which was formed by the Company’s board of directors as a holding company to become the parent of the Company (such reorganization, the “SIGCORP Reorganization”). As a result of the SIGCORP Reorganization, all of the shares of Common Stock were exchanged on a one-for-one basis for shares of common stock, without par value, of SIGCORP (“SIGCORP Common”). On October 15, 1996, all Rights expired pursuant to their terms. On March 31, 2000, Vectren Corporation (“Vectren”) completed its merger with Indiana Energy, Inc. and SIGCORP, with Vectren surviving the merger (the “Vectren Merger”). Effective as of the Vectren Merger, each unexpired and unexercised option to purchase SIGCORP Common was automatically converted into an option to purchase the number of Vectren’s common shares that could have been purchased under the original option multiplied by 1.333. Following the Vectren Merger, no additional options were granted under the 1994 Stock Plan.

As a result of the described Corporate Events, the offering contemplated by the Registration Statement has been terminated by the Company. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 21, 2019.

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Vice President

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.